Exhibit 15.1


                    REVIEW REPORT OF INDEPENDENT ACCOUNTANTS





The Board of Directors of
ICN Pharmaceuticals, Inc.

We have reviewed the accompanying consolidated condensed balance sheet of ICN Pharmaceuticals, Inc. and subsidiaries as of June 30, 1998 and the related consolidated condensed statements of income and comprehensive income for the three and six month periods ended June 30, 1998 and 1997 and the consolidated condensed statements of cash flows for the six months ended June 30, 1998 and 1997. These consolidated condensed financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to be in conformity with generally accepted accounting principles.

We have previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheet as of December 31, 1997, and the related consolidated statements of income, stockholders' equity, and cash flows for the year then ended (not presented herein); and in our report dated March 5, 1998, which included an emphasis of matter paragraph relating to the Company's net monetary assets at ICN Yugoslavia which would be subject to foreign exchange loss if a devaluation of the Yugoslavian dinar were to occur, as more fully described in Note 14 to the consolidated financial statements, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the consolidated condensed balance sheet as of December 31, 1997, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

/S/  PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP
Newport Beach, California
July 31, 1998